Exhibit 99.1

PRESS RELEASE

For release:	November 5, 2015

Contact:	Media Stephen Ries Senior Corporate Counsel (610) 668-3270 sries@global-indemnity.com

Global Indemnity plc Reports Third Quarter 2015 Financial Results.

Dublin, Ireland (November 5, 2015) - Global Indemnity plc (NASDAQ:GBLI) today reported net income of $14.2 million or $0.55 per share for the nine months ended September 30, 2015. Operating income was $19.4 million for the nine months ended September 30, 2015. Excluding one-time costs associated with the acquisition of American Reliable Insurance Company (“American Reliable”), operating income was $24.8 million at September 30, 2015. Book value per share was $35.82 at September 30, 2015 compared to book value per share of $35.86 at December 31, 2014.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Nine Months Ended September 30,
	2015	2014
Gross Premiums Written	$459.5	$227.2
Net Premiums Written	$394.6	$212.5

Net income	$14.2	$51.8
Net income per share	$0.55	$2.05

Operating income	$19.4	$28.6
Operating income per share	$0.76	$1.13

Combined ratio analysis:
Loss ratio	59.6	56.3
Expense ratio	39.4	40.2

Combined ratio	99.0	96.5

	As of September 30, 2015	As of December 31, 2014

Book value per share	$35.82	$35.86
Shareholders’ equity	$921.7	$908.3
Cash and invested assets (1)	$1,831.7	$1,611.8

(1)	Including receivable/(payable) for securities sold/(purchased)

Cynthia Y. Valko, Chief Executive Officer, commented: “Net written premiums for nine months increased by 86% compared to the same period in 2014 as a result of the acquisition of American Reliable in January, 2015. Operating income, excluding acquisition costs related to the acquisition of American Reliable, was $24.8 million. This was less than 2014 operating income of $28.6 million; however, 2015 results were impacted by $9 million from the wildfires in California. The reinsurance and commercial segments performed well, contributing $17 million in underwriting profit compared to $7 million in 2014, and the overall expense ratio improved approximately 1 point from the integration of American Reliable. We continue to focus on expense management and profitability of our various business lines as we integrate American Reliable with Global Indemnity.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in integrating the businesses of American Reliable, which could result in a failure to realize the potential benefits of the acquisition, the risk that the transaction proves disruptive to the operations of American Reliable or Global Indemnity, the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Global Indemnity plc’s Combined Ratio for the Nine Months Ended September 30, 2015 and 2014

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Nine Months Ended September 30,
	2015	2014
Loss Ratio:
Current Accident Year
Excluding Catastrophes	50.5	46.7
Catastrophes	13.6	12.6

Current Accident Year	64.1	59.3
Changes to Prior Accident Year	(4.5)	(3.0)

Loss Ratio – Calendar Year	59.6	56.3
Expense Ratio	39.4	40.2

Combined Ratio	99.0	96.5

For the nine months ended September 30th, the accident year loss ratio increased by 4.8 points compared to 2014.

For the nine months ended September 30, 2015, the current accident year loss ratio was 64.1 compared to 59.3 for the same period in 2014.

•	The current accident year casualty loss ratio improved by 4.1 points to 69.4 in 2015 from 73.5 in 2014.

•	The current accident year property loss ratio increased 10.0 points to 62.4 in 2015 from 52.4 in 2014 mainly due to losses with the Company’s Personal Lines as a result of the wild fires in California. In addition, some of the increase is attributable to change in the mix of business due to the acquisition of American Reliable, which has a higher loss ratio than the legacy business lines.

Calendar year results for the nine months ended September 30, 2015 include a 4.5 point reduction in the loss ratio related to prior accident years which was primarily driven by better than expected emergence in general liability, better than anticipated frequency and severity in professional lines, and less than anticipated severity on property catastrophe losses within the Company’s Reinsurance Operations.

For the nine months ended September 30th, the expense ratio improved from 40.2 in 2014 to 39.4 in 2015.

The improvement in the expense ratio is primarily attributable to synergies realized as a result of the acquisition of American Reliable.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Nine Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2015	2014	2015	2014
Commercial Lines Operations	$161,746	$170,037	$149,647	$156,369
Personal Lines Operations	249,564	—	196,785	—
Reinsurance Operations	48,222	57,163	48,174	56,126

Total	$459,532	$227,200	$394,606	$212,495

Gross premiums written and net premiums written increased 102.3% and 85.7%, respectively, compared to the same period in 2014.

Commercial Lines Operations: For the nine months ended September 30, 2015, gross premiums written and net premiums written decreased 4.9% and 4.3%, respectively, compared to the same period in 2014. The decline was due to efforts to trim unprofitable business, tightening of underwriting standards within programs, and a more competitive market within property brokerage.

Personal Lines Operations: Personal lines is a new segment for the Company resulting from the acquisition of American Reliable during the first quarter of 2015.

Gross premiums written include $41.7 million of business that is currently written by American Reliable and is 100% ceded to insurance entities owned by the former parent. Net premiums written were $196.8 million for the nine months ended September 30, 2015 compared to $196.4 million for the same period in 2014.

Reinsurance Operations: For the nine months ended September 30, 2015, gross premiums written and net premiums written decreased 15.6% and 14.2%, respectively, compared to the same period in 2014. The decrease in gross and net premiums written is due to competition in the property catastrophe reinsurance marketplace.

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Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Gross premiums written	$150,148	$67,098	$459,532	$227,200

Net premiums written	$122,497	$63,262	$394,606	$212,495

Net premiums earned	$124,707	$68,028	$380,921	$201,589
Net investment income	8,852	6,527	26,234	22,488
Net realized investment gains	(10,778)	1,158	(7,216)	40,226
Other income	1,279	126	2,408	449

Total revenues	124,060	75,839	402,347	264,752

Net losses and loss adjustment expenses	77,691	36,654	226,870	113,496
Acquisition costs and other underwriting expenses	50,934	27,458	150,118	81,114
Corporate and other operating expenses	3,567	3,481	19,441	9,614
Interest expense	1,595	118	2,635	628

Income before income taxes	(9,727)	8,128	3,283	59,900
Income tax expense (benefit)	(5,981)	(1,633)	(10,882)	8,108

Net income (1) (2)	$(3,746)	$9,761	$14,165	$51,792

Weighted average shares outstanding–basic	25,464	25,138	25,453	25,127

Weighted average shares outstanding–diluted	25,705	25,335	25,685	25,323

Net income per share – basic	$(0.15)	$0.39	$0.56	$2.06

Net income per share – diluted	$(0.15)	$0.39	$0.55	$2.05

Combined ratio analysis: (1)
Loss ratio	62.3	53.9	59.6	56.3
Expense ratio	40.8	40.4	39.4	40.2

Combined ratio	103.1	94.3	99.0	96.5

(1)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited)
	September 30, 2015	December 31, 2014
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2015 - $1,539,192 and 2014 - $1,272,948)	$1,548,885	$1,283,475
Equity securities:
Available for sale, at fair value (cost: 2015 - $99,257 and 2014 - $99,297)	106,666	122,048
Other invested assets:
Available for sale securities, at fair value (cost: 2015 - $31,137 and 2014 - $33,174)	33,555	33,663

Total investments	1,689,106	1,439,186

Cash and cash equivalents	146,686	58,823
Restricted cash	—	113,696
Premiums receivable, net	95,438	56,586
Reinsurance receivables, net	134,187	125,718
Funds held by ceding insurers	24,523	25,176
Deferred federal income taxes	35,809	20,250
Deferred acquisition costs	57,398	25,238
Intangible assets	26,417	17,636
Goodwill	6,936	4,820
Prepaid reinsurance premiums	39,150	4,725
Receivable for securities sold	—	60
Federal income taxes receivable	5,187	3,139
Other assets	57,782	34,980

Total assets	$2,318,619	$1,930,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$729,509	$675,472
Unearned premiums	297,657	120,815
Ceded balances payable	4,110	2,800
Payable for securities	4,126	—
Contingent commissions	14,397	12,985
Debt	292,144	174,673
Other liabilities	54,964	34,998

Total liabilities	1,396,907	1,021,743

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,748,528 and 16,331,577 respectively; A ordinary shares outstanding: 13,671,818 and 13,266,762, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	529,319	519,590
Accumulated other comprehensive income, net of taxes	13,245	23,384
Retained earnings	480,882	466,717
A ordinary shares in treasury, at cost: 3,076,710 and 3,064,815 shares, respectively	(101,737)	(101,404)

Total shareholders’ equity	921,712	908,290

Total liabilities and shareholders’ equity	$2,318,619	$1,930,033

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
(Dollars in millions)	(Unaudited) September 30, 2015	December 31, 2014
Fixed maturities	$1,548.9	$1,283.5
Cash and cash equivalents	146.7	172.5

Total bonds and cash and cash equivalents	1,695.6	1,456.0
Equities and other invested assets	140.2	155.7

Total cash and invested assets, gross	1,835.8	1,611.7
Receivable/(payable) for securities sold (purchased)	(4.1)	0.1

Total cash and invested assets, net	$1,831.7	$1,611.8

	(Unaudited) Three Months Ended September 30, 2015 (1)	(Unaudited) Nine Months Ended September 30, 2015 (1)
Net investment income	$8.8	$26.2

Net realized investment gains / (losses) (2)	(10.8)	(7.2)
Net change in unrealized investment gains and losses	(10.4)	(15.6)

Net realized and unrealized investment returns	(21.2)	(22.8)

Total investment return	$(12.4)	$3.4

Total investment return % annualized	(0.7%)	0.2%

Average total cash and invested assets	$1,801.0	$1,788.8

1.	Amounts in this table are shown on a pre-tax basis.
2.	Net realized investment gains/(losses) include a net loss from the Company’s interest rate swaps in the amount of $8.1 million and $8.9 million for the three months and nine months ending September 2015, respectively.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Operating income	$3,699	$10,099	$19,430 (1)	$28,621	(2)
Adjustments:
Net realized investment gains, net of tax	(7,445)	(338)	(5,265)	23,171

Total after-tax adjustments	(7,445)	(338)	(5,265)	23,171

Net income	$(3,746)	$9,761	$14,165	$51,792

Weighted average shares outstanding – basic	25,464	25,138	25,453	25,127

Weighted average shares outstanding – diluted	25,705	25,335	25,685	25,323

Operating income per share – basic	$0.15	$0.40	$0.76	$1.14

Operating income per share – diluted	$0.14	$0.40	$0.76	$1.13

(1)	Excluding $5.4 million of acquisition expenses related to American Reliable Insurance Company, operating income would have been $24.8 million for the nine months ended September 30, 2015.
(2)	Excluding $0.9 million of acquisition expenses related to American Reliable Insurance Company, operating income would have been $29.5 million for the nine months ended September 30, 2014.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.